Exhibit 4.19
TRANSLATION
EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICES AGREEMENT
This Exclusive Technology Consulting Services Agreement (this “Agreement”) is entered into in [Location] on [Date] between the following two parties:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Legal Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

Party B:	[Name of the consolidated affiliated PRC entity], (the “Company”)

Legal Address:
WHEREAS:
1.	Party A is a wholly foreign-owned enterprise duly incorporated under the laws of the People’s Republic of China (the “PRC”), which has the technology expertise and practical experience in the development and design of computer software, and also has rich experience and a team of professionals specializing in information technology and services;

2.	Party B is a limited liability company duly incorporated in [Location], which is licensed by [Licensing Agency] to carry out the business of [Business];

3.	Since [Date], Party A has been providing exclusive technology consulting and related services to Party B and Party B has agreed to accept such services. Both parties wish to continue this cooperation and sign a written agreement to stipulate their respective rights and obligations.
NOW THEREFORE, both parties, through negotiations, agree as follows:
1.	Exclusive Technology Consulting and Services; Sole and Exclusive Interests
1.1	During the term of this Agreement, Party A agrees, as the exclusive technology consulting and services provider of Party B, to provide the exclusive technology consulting and services to Party B in accordance with the terms and conditions of this Agreement (the content of such services is specified in Appendix 1 hereto).

1.2	Party B agrees to accept the exclusive technology consulting and services provided by Party A and further agrees that, during the term of this Agreement, Party B shall not accept such technology consulting and services for the aforesaid business from another party without the prior written consent of Party A.
2.	Calculation, Payment and Guarantee of the Fees for the Technology Consulting and Services (the “Fee”)
2.1	Both parties agree to calculate and pay the Fee under this Agreement in accordance with the methods listed on Appendix 2 hereof.

2.2	Party B’s shareholders shall pledge the equity interests of Party B to Party A for securing the Fee payable by Party B pursuant to this Agreement.
3.	Intellectual Property Rights
3.1	Party A shall be the sole owner of the copyrights of the software designed by Party A and other relevant software, any intellectual property obtained through the research and development by Party A and any derivative rights arising from the performance of this Agreement or any other agreement reached by both parties, including, but not limited to, patent application rights, copyrights or other intellectual property rights of the software, technical documents and materials and the rights to license or transfer such intellectual property, etc.

3.2	During the performance of this Agreement, if Party B needs to use Party A’s software programs or systems, both parties shall sign a separate agreement setting forth the scope, method and fee of such license.
4.	Representations and Warranties
4.1	Party A hereby represents and warrants as follows:
4.1.1	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under PRC law;

4.1.2	The execution and performance of this Agreement by Party A are within its corporate power and business scope. Party A has taken necessary corporate actions and obtained appropriate authorizations, and has obtained the necessary consents or approvals from other third parties or government agencies. The execution and performance of this Agreement by Party A do not violate the laws and contracts binding upon or influencing Party A; and

4.1.3	Upon execution, this Agreement will constitute a legal, valid and binding obligation of Party A enforceable against Party A in accordance with its terms.
4.2	Party B hereby represents and warrants as follows:
4.2.1	Party B is a limited liability company duly incorporated and validly existing under the laws of the PRC, and is licensed by [Licensing Agency] to carry out the business of [Business];

4.2.2	The execution and performance of this Agreement by Party B are within its corporate power and business scope. Party B has taken necessary corporate actions and obtained appropriate authorizations, and has obtained the necessary consents or approvals from other third parties or government agencies. The execution and performance of this Agreement by Party B do not violate the laws and contracts binding upon or influencing Party B; and

4.2.3	Upon execution, this Agreement will constitute a legal, valid and binding obligation of Party B enforceable against Party B in accordance with its terms.
5.	Confidentiality
5.1	Party B agrees to take all reasonable steps to protect and maintain the confidentiality of the confidential data and information acknowledged or received by Party B through accepting the exclusive consulting and services from Party A (collectively, the “Confidential Information”). Party B shall not disclose, give or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, at Party A’s request, return any and all documents, information or software containing any of such Confidential Information to Party A or destroy it at its own discretion, and delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information.

5.2	Both parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential. Each party shall keep confidential all such materials and not disclose any such materials to any third party without the prior written consent from the other party except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving party); (b) any materials as required to be disclosed by the applicable laws or rules of the stock exchange; and (c) any materials disclosed by each party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 5. Any disclosure of confidential information by the personnel of any party or by the institutions engaged by such party shall be deemed as a disclosure by such party, and such party shall be liable for the breach under this Agreement.

5.3	Both parties agree that this Article 5 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement.
6.	Indemnity
Party B shall indemnify and hold harmless Party A from and against any losses, damages, liabilities or expenses arising from any litigation, claims or other request against Party A, which arises from or is caused by the content of consulting and services required by Party B.
7.	Effective Date and Term
7.1	This Agreement shall be signed and take effect as of the date first set forth above.

7.2	The term of this Agreement is ten (10) years unless terminated earlier as set forth herein or in accordance with the terms set forth in other agreements entered into by both parties.

7.3	This Agreement may be extended with the written consent of both parties at its expiration, and the extended term shall be determined by both parties through negotiation. If both parties fail to reach any agreement on such extension, this Agreement shall be extended for one (1) year automatically at its expiration (including any expiration of extended term) unless Party A informs Party B of its decision not to extend this Agreement with a written notice before the expiration date.

7.4	If the duration of operation (including any extension thereof) of either party is expired or terminated for other reasons within the term set forth in Sections 7.2 and 7.3 hereof, this Agreement shall be terminated simultaneously, except in the situation where such party has assigned its rights and obligations in accordance with Article 13 hereof.
8.	Termination
8.1	Termination upon Expiration

This Agreement shall be terminated on its expiration date unless it is extended in accordance with the provisions hereof.

8.2	Early Termination

During the term of this Agreement, Party B shall not terminate this Agreement unless Party A engages in acts of gross negligence, fraud, other illegal acts or becomes bankrupt. Notwithstanding the foregoing provisions, Party A may terminate this Agreement at any time with a written notice to Party B given thirty (30) days in advance. During the term of this Agreement, if Party B breaches this Agreement and has not cured its breach within fourteen (14) days upon receipt of Party A’s written notice of such breach, Party A may inform Party B with a written notice of the termination of this Agreement.

8.3	Survival

The rights and obligations to both parties under Articles 5, 10 and 12 shall continue to be effective upon the termination of this Agreement.
9.	Governing Law

The performance, interpretation and enforcement of this Agreement shall be governed by the laws of the PRC.

10.	Dispute Resolution

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by the parties in good faith through negotiations. In case no resolution can be reached by the parties within thirty (30) days after either party makes a request for a dispute resolution through negotiations, either party may refer such dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be in Beijing, and the language of the proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties.

11.	Force Majeure
11.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fires, explosions, typhoons, floods, earthquakes, tides, lightning or war, means any unforeseen event that is beyond the party’s reasonable control and cannot be prevented with reasonable care of the affected party. However, any insufficiency of creditworthiness, capital or financing shall not be regarded as an event beyond the party’s reasonable control. The party affected by Force Majeure and seeks for the exemption from performing the obligations under this Agreement shall inform the other party of such exemption and any action taken by it for performing this Agreement.

11.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, and only to the extent of such delay or prevention, the affected party shall not be liable for the obligations under this Agreement. The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume the performance of the obligations delayed or prevented by the event of Force Majeure. Once the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement using their best efforts.
12.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party or both parties set forth below or such other address or addressees as specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the postage prepaid registered airmail was sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation for relevant documents.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Address: 12/F, Ideal Intl. Plaza, No. 58 West-North 4th Ring, Beijing PRC, 100080

Attn:

Fax: [86 10 8260-7009]

Tel: [86 10 8262-1188]

Party B:	[Name of the consolidated affiliated PRC entity]

Address:

Attn:

Fax:

Tel:
13.	Assignment
13.1	Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

13.2	Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as Party A deems necessary and such transfer shall only be subject to a written notice sent to Party B by Party A, without further consent from Party B required.
14.	Entire Agreement

Both parties confirm that once this Agreement becomes effective, it shall constitute the entire agreement of both parties hereto with respect to the subject matters hereof and supersede all prior oral and/or written agreements and understandings by the parties with respect to the subject matters hereof.

15.	Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

16.	Amendment or Supplement

Any amendment or supplement to this Agreement shall be made by the parties in writing. The amendments or supplements duly executed by each party shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

17.	Counterparts

This Agreement shall be executed in two originals, with each party holding one original. All originals shall have the same legal effect.
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IN WITNESS WHEREOF, each party hereto have caused this Agreement to be duly executed by its legal representative or a duly authorized representative on its behalf as of the date first set forth above.
Party A: Baidu Online Network Technology (Beijing) Co., Ltd.
Legal or Authorized Representative:
Seal:
Party B: [Name of the consolidated affiliated PRC entity]
Legal or Authorized Representative:
Seal:

Appendix 1
Content of Technology Consulting and Services

Appendix 2
Calculation and Payment of the Fee for the Technology Consulting and Services